Exhibit 99.1

Google Completes Acquisition of Apigee Corporation

San Jose, Calif. – November 10, 2016 – Apigee Corporation (NASDAQ: APIC) today announced the completion of the previously announced acquisition by Google. Under the terms of the definitive agreement for the acquisition, Apigee stockholders will receive $17.40 per share in cash, for a total value of approximately $625 million. As a result of the completed acquisition, Apigee’s common stock will cease trading on the Nasdaq Global Select Market.

About Apigee

Apigee® (NASDAQ: APIC) provides a leading API platform. Many of the world’s largest organizations select Apigee to enable their digital business. Apigee customers include global enterprises such as Walgreens, Burberry, Morningstar, and First Data. For more information, go to http://apigee.com.

Apigee is a registered trademark in the U.S. All other trademarks mentioned herein are property of their respective owners.

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